                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE

                EGREETINGS NETWORK RELEASES FINANCIAL STATEMENTS

SAN FRANCISCO (March 12, 2001) - Egreetings Network, Inc. (NASDAQ: EGRT) today announced the release of its financial statements for the fiscal year ended December 31, 2000. Audited financial statements were provided to AmericanGreetings.com, Inc. in connection with the Agreement and Plan of Merger entered into between the companies with respect to the offer to purchase all of the outstanding shares of Egreetings' stock.

Egreetings will also file this press release with its complete audited financials, including the report of its independent auditors, on a Form 8-K with the Securities and Exchange Commission as soon as it is practicable. Egreetings is providing the information in this press release and will file such Form 8-K at the request of the U.S. Securities and Exchange Commission to disseminate such information to its stockholders as soon as is practicable. The audited financials are not provided in connection with a report on Form 10-K and as a result further disclosure with respect to the financial condition of the company, including management's discussion and analysis of financial condition and results of operations, is not available at this time.

Questions about the pending tender offer made by AmericanGreetings.com for the purchase for all of the outstanding shares of Egreetings' common stock may be addressed to Corporate Investor Communications, Inc., the information agent for the offer, at (888) 353-1712.

ABOUT EGREETINGS NETWORK, INC.

Egreetings Network, Inc. (NASDAQ: EGRT) is a rich media services company that operates an online card and entertainment Web site. Its business offerings include a content-leveraged Application Service Provider ("ASP") platform and multi-media communications tools for customer acquisition, retention and revenue generation. Egreetings website, www.egreetings.com, offers thousands of online cards for all occasions and sentiments featuring rich graphics, animations and music than can be personalized to make messages memorable and unique. E-greetings is a registered trademark and Egreetings is a trademark of Egreetings Network, Inc.

EGREETINGS NETWORK, INC.
CONTACT:
ANDREW MOLEY
CHIEF EXECUTIVE OFFICER AND PRESIDENT
(415) 375-4100

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the company's expected future business and financial performance, changes to the company's executive management team, the company's expansion of market share, present and future content licensing and strategic marketing relationships, increasing site usage and future distribution partnerships that involve risks and uncertainties. Actual results may differ materially because of various risks associated with the business. These risks include expanding and enhancing our product and service offerings; revenue goals and achievement of financial performance of our business model; continually enhancing the technology we use to deliver our products and services; maintaining and enhancing our brand; increasing the amount of traffic to our Web site; monetizing our services and site and selling sponsorships and advertising; increasing the value of our products and services to consumers, advertisers and e-commerce merchants; continuing to build premium content distribution deals; and attracting, integrating, retaining and motivating qualified personnel; and the risks associated with a reduction in force. Important factors, which could cause actual results to differ materially from those in the forward-looking statements are detailed in filings with the U.S. Securities and Exchange Commissions made from time to time by Egreetings, including its annual report on Form 10-K/A for the fiscal year ended December 31, 1999 and its quarterly report for the fiscal quarter ended September 30, 2000. These forward-looking statements also involve risks and uncertainties, in connection with the pending proposed acquisition of Egreetings by AmericanGreetings.com, Inc., including but not limited to: a weak internet entertainment and retail environment, Egreetings stockholders may not approve the merger, the closing conditions for the transactions may not be met, the transactions may be delayed or not completed at all, the diversion of management time and the incurrence of transaction-related expenses, the expected synergies of the transactions may not be achieved, the viability of online advertising as a revenue generator, and the public's acceptance of online greetings products and services. Actual results may differ materially from those projected in the forward-looking statements.

This release is neither an offer to purchase nor a solicitation of an offer to sell securities of Egreetings. The tender offer has been made solely by an offer to purchase and related letter of transmittal as disseminated since the commencement of the tender offer. Stockholders of Egreetings should read the tender offer documents, including the Egreetings solicitation/recommendation statement, which contain important information. You may obtain free copies of the tender offer documents, including the Egreetings solicitation/recommendation statement, through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Free copies of each of the tender offer documents filed by AmericanGreetings.com or Egreetings may also be obtained by contacting the individuals listed above.

================================================================================

                            Egreetings Network, Inc.

Balance Sheets

                        (in thousands, except share data)

                                                                                             DECEMBER 31,
                                                                                         2000            1999
                                                                                     -----------     -----------
Assets

Current assets:
  Cash and cash equivalents                                                          $     3,841     $    81,774
  Short-term investments                                                                  36,535            --
  Accounts receivable (net of allowances for doubtful accounts
     of $1,330 in 2000 and $69 in 1999)                                                    2,635           1,228
  Prepaid expenses and other current assets                                                  861           9,244
                                                                                     -----------     -----------
Total current assets                                                                      43,872          92,246

Property and equipment, net                                                               10,365          11,800
Deferred content costs                                                                      --            12,740
Restricted cash deposit                                                                       76           2,172
Deposits and other assets                                                                    749           1,165
                                                                                     -----------     -----------
Total assets                                                                         $    55,062     $   120,123
                                                                                     ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                                  $     2,009     $     7,910
   Accrued expenses and other current liabilities                                          1,250           2,086
   Accrued compensation and related expenses                                               1,807           1,943
   Accrued royalties (including amounts payable to a related party
     of $37 in 2000 and $145 in 1999)                                                        208             290
   Deferred revenue                                                                        1,612             581
   Current portion of equipment term loan                                                  1,994           1,764
                                                                                     -----------     -----------
Total current liabilities                                                                  8,880          14,574

Equipment term loan, less current portion                                                  1,759           3,718
                                                                                     -----------     -----------
Total liabilities                                                                         10,639          18,292

Commitments and contingencies

Stockholders' equity:
   Common stock, $0.001 par value: 65,000,000 shares authorized; 32,981,900 and 34,501,140 shares issued and outstanding in 2000 and 1999,
     respectively                                                                        160,971         159,227
   Deferred stock compensation                                                              (266)         (2,195)
   Notes receivable from stockholders                                                       --            (5,490)
   Accumulated deficit                                                                  (116,282)        (49,711)
                                                                                     -----------     -----------
Total stockholders' equity                                                                44,423         101,831
                                                                                     -----------     -----------
Total liabilities and stockholders' equity                                           $    55,062     $   120,123
                                                                                     ===========     ===========

See accompanying notes.

                            Egreetings Network, Inc.

                            Statements of Operations

                    (in thousands, except per share amounts)

                                                                            YEAR ENDED DECEMBER 31,
                                                                     2000             1999             1998
                                                                 -----------------------------------------------

Revenues                                                         $    10,437       $     3,160       $       317

Costs and expenses:
  Cost of services (1)                                                 6,337             2,932               610
  Sales and marketing (2)                                             16,438            17,035             3,094
  Operations and development (3)                                      17,889            10,972             2,628
  General and administrative (4)                                       8,113             5,437             1,444
  Amortization of deferred content costs                               5,272             1,371               138
  Amortization of deferred stock compensation                          1,119             1,992               201
  Write-down for impairment of long-lived assets                      19,672              --                --
  Restructuring charges                                                5,184              --                --
                                                                 -----------------------------------------------
Total costs and expenses                                              80,024            39,739             8,115
                                                                 -----------------------------------------------
Loss from operations                                                 (69,587)          (36,579)           (7,798)
Interest income                                                        3,872               471                42
Interest expense                                                        (747)             (534)              (65)
Other expense, net                                                      (109)             --                --
                                                                 -----------------------------------------------
Net loss                                                         $   (66,571)      $   (36,642)      $    (7,821)
                                                                 ===============================================

Net loss per share:
  Basic and diluted                                              $     (2.02)      $     (8.02)      $     (2.26)
                                                                 ===============================================
Shares used in calculation of net loss per share:
  Basic and diluted                                                   32,933             4,569             3,464
                                                                 ===============================================

(1) Excluding $5,272, $1,371 and $138 in amortization of deferred content costs for the years ended December 31, 2000, 1999 and 1998, respectively, and excluding the effect of the write-down for impairment of long-lived assets for the year ended December 31, 2000 (see Note 2), and excluding $145, $158 and $20 in amortization of deferred stock compensation for the years ended December 31, 2000, 1999 and 1998, respectively.

(2) Excluding $280, $540 and $40 in amortization of deferred stock compensation for the years ended December 31, 2000, 1999 and 1998, respectively.

(3) Excluding $504, $1,033 and $111 in amortization of deferred stock compensation for the years ended December 31, 2000, 1999 and 1998, respectively.

(4) Excluding $190, $261 and $30 in amortization of deferred stock compensation for the years ended December 31, 2000, 1999 and 1998, respectively.

See accompanying notes.

                            Egreetings Network, Inc.

                  Statements of Stockholders' Equity (Deficit)
                        (in thousands, except share data)


                                                             Convertible

                                                            PREFERRED STOCK               COMMON STOCK             DEFERRED
                                                      -------------------------------------------------------       STOCK
                                                         SHARES         AMOUNT        SHARES         AMOUNT      COMPENSATION
                                                      -------------------------------------------------------------------------

Balances at December 31, 1997                          2,298,741    $     9,417      3,466,000    $        16    $      --
   Issuance of Series D preferred stock for
     conversion of notes payable                         224,805          1,436           --             --             --
   Issuance of warrants in connection with debt
     financing                                              --               65           --             --             --
   Deferred stock compensation related  to grant
     of stock options                                       --             --             --              488           (488)
   Amortization of deferred stock compensation              --             --             --             --              201
   Valuation of preferred stock warrant in
     connection with content agreement                      --              445           --             --             --
   Net loss and comprehensive loss                          --             --             --             --             --
                                                      -------------------------------------------------------------------------
Balances at December 31, 1998                          2,523,546         11,363      3,466,000            504           (287)
   Issuance of Series D preferred stock for
     conversion of notes payable                          82,381            514           --             --             --
   Issuance of Series F preferred stock, net of
     issuance costs                                    3,283,636         20,871           --             --             --
   Issuance of Series F preferred stock for
     conversion of notes payable                         442,857          3,100           --             --             --
   Issuance of Series G preferred stock, net of
     issuance costs                                    9,559,417         41,876           --             --             --
   Issuance of Series E preferred stock pursuant
     to exercise of warrants                           1,663,333          9,087           --             --             --
   Issuance of common stock under stock option
     plan                                                   --             --        2,670,690          5,529           --
   Interest accrued on notes receivable from
     stockholders                                           --             --             --              130           --
   Issuance of warrants in connection with debt
     financing                                              --              428           --             --             --
   Deferred stock compensation related to grant
     of stock options                                       --             --             --            3,900         (3,900)
   Amortization of deferred stock compensation              --             --             --             --            1,992
   Valuation of preferred stock warrant in
     connection with content agreement                      --            7,744           --             --             --
   Issuance of common stock, net of issuance costs          --             --        6,000,000         54,181           --
   Conversion of convertible preferred stock to
     common stock                                    (17,555,170)       (94,983)    22,364,450         94,983           --
   Net loss and comprehensive loss                          --             --             --             --             --
                                                      -------------------------------------------------------------------------
Balances at December 31, 1999                               --             --       34,501,140        159,227         (2,195)
   Issuance of common stock under stock option
     plan                                                   --             --          560,732          1,949           --
   Repayment of notes receivable from stockholders          --             --             --             --             --
   Interest accrued on notes receivable from
     stockholders                                           --             --             --              342           --
   Repurchase of common stock issued under stock
     option plan and forgiveness of related notes
     receivable and accrued
     interest                                               --             --       (2,755,507)        (4,827)          --
   Issuance of common stock under stock purchase
     plan                                                   --             --          196,035            187           --
   Issuance of common stock, net of issuance costs          --             --          479,500          4,683           --
   Deferred stock compensation related to
     cancellation of stock options                          --             --             --             (810)           810
   Amortization of deferred stock compensation              --             --             --             --            1,119
   Issuance of common stock warrants for content
     and services                                           --             --             --              220           --
   Net loss and comprehensive loss                          --             --             --             --             --
                                                      -------------------------------------------------------------------------
Balances at December 31, 2000                               --      $      --       32,981,900    $   160,971    $      (266)
                                                      -------------------------------------------------------------------------


                                                            NOTES                           TOTAL

                                                         RECEIVABLE                     STOCKHOLDERS'
                                                             FROM        ACCUMULATED       EQUITY
                                                         STOCKHOLDERS      DEFICIT        (DEFICIT)
                                                      ----------------------------------------------------
Balances at December 31, 1997                            $      --      $    (5,248)   $     4,185
   Issuance of Series D preferred stock for
     conversion of notes payable                                --             --            1,436
   Issuance of warrants in connection with debt
     financing                                                  --             --               65
   Deferred stock compensation related  to grant
     of stock options                                           --             --             --
   Amortization of deferred stock compensation                  --             --              201
   Valuation of preferred stock warrant in
     connection with content agreement                          --             --              445
   Net loss and comprehensive loss                              --           (7,821)        (7,821)
                                                         -------------------------------------------------
Balances at December 31, 1998                                   --          (13,069)        (1,489)
   Issuance of Series D preferred stock for
     conversion of notes payable                                --             --              514
   Issuance of Series F preferred stock, net of
     issuance costs                                             --             --           20,871
   Issuance of Series F preferred stock for
     conversion of notes payable                                --             --            3,100
   Issuance of Series G preferred stock, net of
     issuance costs                                             --             --           41,876
   Issuance of Series E preferred stock pursuant
     to exercise of warrants                                    --             --            9,087
   Issuance of common stock under stock option
     plan                                                     (5,360)          --              169
   Interest accrued on notes receivable from
     stockholders                                               (130)          --             --
   Issuance of warrants in connection with debt
     financing                                                  --             --              428
   Deferred stock compensation related to grant
     of stock options                                           --             --             --
   Amortization of deferred stock compensation                  --             --            1,992
   Valuation of preferred stock warrant in
     connection with content agreement                          --             --            7,744
   Issuance of common stock, net of issuance costs              --             --           54,181
   Conversion of convertible preferred stock to
     common stock                                               --             --             --
   Net loss and comprehensive loss                              --          (36,642)       (36,642)
                                                         -------------------------------------------------
Balances at December 31, 1999                                 (5,490)       (49,711)       101,831
   Issuance of common stock under stock option
     plan                                                     (1,859)          --               90
   Repayment of notes receivable from stockholders                45           --               45
   Interest accrued on notes receivable from
     stockholders                                               (342)          --             --
   Repurchase of common stock issued under stock
     option plan and forgiveness of related notes
     receivable and accrued
     interest                                                  7,646           --            2,819
   Issuance of common stock under stock purchase
     plan                                                       --             --              187
   Issuance of common stock, net of issuance costs              --             --            4,683
   Deferred stock compensation related to
     cancellation of stock options                              --             --             --
   Amortization of deferred stock compensation                  --             --            1,119
   Issuance of common stock warrants for content
     and services                                               --             --              220
   Net loss and comprehensive loss                              --          (66,571)       (66,571)
                                                         -------------------------------------------------
Balances at December 31, 2000                            $      --      $  (116,282)   $    44,423
                                                         =================================================





See accompanying notes.

                            Egreetings Network, Inc.

                            Statements of Cash Flows
                                 (in thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               2000           1999           1998
                                                                           ---------------------------------------
OPERATING ACTIVITIES
Net loss                                                                   $ (66,571)     $ (36,642)     $  (7,821)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                              5,840          2,352            308
     Loss on disposal of property and equipment                                  299             59           --
     Amortization of deferred content costs                                    5,272          1,371            138
     Write-down for impairment of long-lived assets                           19,672           --             --
     Amortization of deferred stock compensation                               1,119          1,992            201
     Non-cash charges related to forgiveness of shareholder notes
       receivable and a grant of common shares                                 2,854           --             --
     Interest income accrued on available for sale securities                   (274)          --             --
     Other                                                                        16             46             19
      Changes in operating assets and liabilities:
       Accounts receivable                                                    (1,407)        (1,018)          (200)
       Prepaid expenses and other current assets                               1,512         (1,703)           (19)
       Restricted cash deposit                                                 2,096         (2,172)          --
       Deposits and other assets                                                 417           (699)           (17)
       Accounts payable and accrued liabilities                               (6,729)        10,733          1,469
       Deferred revenue                                                        1,031            495             86
                                                                           ---------------------------------------
Net cash used in operating activities                                        (34,853)       (25,186)        (5,836)

INVESTING ACTIVITIES
Purchases of property and equipment                                          (10,286)       (13,365)          (786)
Proceeds from disposals of property and equipment                                453           --             --
Purchases of available for sale securities                                  (112,360)          --             --
Proceeds from sale/maturity of available for sale securities                  76,100           --             --
                                                                           ---------------------------------------
Net cash used in investing activities                                        (46,093)       (13,365)          (786)

FINANCING ACTIVITIES
Borrowings under equipment term loan                                            --            4,966            764
Payments on equipment term loan                                               (1,729)          (894)          (282)
Borrowings on notes payable to stockholders                                     --            2,100          2,950
Payments on notes payable to stockholders                                       --             --              (22)
Issuance of common stock                                                       4,697         54,353           --
Issuance of preferred stock                                                     --           59,532           --
Proceeds from repayment of notes receivable from stockholders                     45           --             --
Other borrowings                                                                --             --              (44)
                                                                           ---------------------------------------
Net cash provided by financing activities                                      3,013        120,057          3,366
                                                                           ---------------------------------------
Net increase (decrease) in cash and cash equivalents                         (77,933)        81,506         (3,256)
Cash and cash equivalents at beginning of period                              81,774            268          3,524
                                                                           ---------------------------------------
Cash and cash equivalents at end of period                                 $   3,841      $  81,774      $     268
                                                                          ========================================


                            Egreetings Network, Inc.

                                 (in thousands)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                                 2000       1999          1998
                                                                           --------------------------------------
SUPPLEMENTAL DISCLOSURES

Cash paid for interest                                                     $      489    $      246    $       13
                                                                           ======================================
Non-cash investing and financing activities:
   Conversion of notes payable to stockholders to preferred stock          $     --      $    3,614    $    1,436
                                                                           ======================================
   Conversions of preferred stock to common stock                          $     --      $   94,983    $     --
                                                                           ======================================
   Valuation of common stock warrants in connection with content
     agreement                                                             $      220    $      428    $       65
                                                                           ======================================
   Issuance of common stock for notes receivable                           $    1,859    $    5,360    $     --
                                                                           ======================================
   Interest accrued on notes receivable from stockholders, net             $      342    $      130    $     --
                                                                           ======================================
   Forgiveness of shareholder notes receivable                             $    4,827    $      --     $     --
                                                                           ======================================
   Issuance of preferred stock for prepaid advertising                     $     --      $    7,500    $     --
                                                                           ======================================
   Valuation of preferred stock issued for content rights                  $     --      $    4,802    $     --
                                                                           ======================================
   Valuation of preferred stock warrant in connection with content
     agreement                                                             $     --      $    7,744    $      445
                                                                           ======================================

See accompanying notes.

                            Egreetings Network, Inc.
                          Notes to Financial Statements
                                December 31, 2000

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Egreetings Network, Inc. (the "Company") offers consumers and businesses a convenient and simple integrated solution for finding and sending online cards, gifts and invitations. The Company's Web site allows users to send personalized content-rich online cards and a wide variety of gifts. The Company operates in one business segment and generates revenue from corporate advertising and sponsorships, e-commerce and direct marketing.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS AND INVESTMENTS

Cash equivalents consist of highly liquid short-term investments in money market mutual funds with insignificant interest rate risk and an original maturity from date of purchase of three months or less. The Company's short-term investments consist of investments in debt securities of government agencies, corporate bonds, market auction preferred securities and commercial paper with maturities ranging from three months to one year.

Cash equivalents and short-term investments are stated at amounts that approximate fair value based on quoted market prices. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates the designation as of each balance sheet date. At December 31, 2000, the Company classified all of its debt and equity securities as available-for-sale. Unrealized gains and losses have been immaterial to date. Realized gains and losses, which have been immaterial to date, are included in interest income or expense.

The following summarizes the Company's cash equivalents and investments at cost, which approximates fair value (in thousands):

                                                   DECEMBER 31,
                                               2000            1999
                                             -------------------------
Cash equivalents:
  Money market mutual fund                   $ 3,561           $80,741
                                             =========================

Short-term investments:
  Government agencies                        $15,268           $  --
  Corporate bonds                              9,924              --
  Market auction preferred securities          8,385              --
  Commercial paper                             2,958              --
                                             -------------------------
                                             $36,535           $  --
                                             =========================

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost net of accumulated amortization and depreciation and are depreciated using the straight-line method over the estimated useful life of the related asset, which currently averages three years. Leasehold improvements are amortized over the shorter of the estimated useful life or the life of the lease. Realization of the carrying amount of property and equipment is dependent upon the Company generating sufficient future revenues.

Web site infrastructure and application costs are capitalized in accordance with Emerging Issues Task Force Issue No. 00-2, "Accounting for Web Site Development Costs" and are amortized over three years. Costs to develop web site content are expensed as incurred.

Depreciation and amortization expense relating to property, equipment and leasehold improvements excluding the write-down for impairment of long-lived assets (see Note 2), amounted to $5,840,000, $2,352,000, and $308,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

CONCENTRATIONS OF CREDIT RISK AND CREDIT EVALUATIONS

Financial instruments which potentially subject the Company to concentrations of risk include cash and cash equivalents and accounts receivable. The Company maintains its cash with three high-credit quality domestic financial institutions. The Company performs ongoing credit evaluations of its customers and does not typically require collateral or guarantees. Management establishes an allowance for doubtful accounts when it appears accounts receivable will not be collectible.

For the year ended December 31, 2000, 1999 and 1998, one corporate advertising sponsor accounted for 12%, 28% and 11%, respectively of the Company's revenues. There were no significant concentrations of credit risk among the Company's corporate sponsors from whom accounts receivables were due as of December 31, 2000 and 1999. An inability to demonstrate an active and growing user base to advertisers and sponsors may result in a loss of advertisement and sponsorship agreements and a decline in advertisement and sponsorship revenues.

DEPENDENCE ON THIRD PARTIES AND RELATED PARTY TRANSACTIONS

A common stockholder, American Greetings, formerly known as Gibson Greetings, Inc. ("Gibson"), has historically provided a significant portion of the Company's online card content pursuant to an agreement under which the Company pays royalties. Royalties paid to this related party aggregated $456,000, $504,000, and $112,000 in the years ended December 31, 2000, 1999, and 1998, respectively. Royalty obligations arise as online cards containing third-party content are sent by consumers. Royalty expenses are recorded as cost of services in the statement of operations in the period during which the related obligations arise. On January 3, 2001, the Company removed all online cards from it's website that contained content from this related party (see Note 4).

The Company relies on a single entity to provide a majority of support necessary to maintain it's servers and transmit data. The inability of this party to fulfill its obligations to the Company could negatively impact the Company's future results.

CHANNEL DISTRIBUTION COSTS

The Company has contracted with several third party channel distribution partners whose Internet Web sites direct Internet traffic to the Egreetings.com Web site via a link from the distribution partners' Web site. The contracts are typically one year in duration. The Company charges the cost of these distribution services to sales and marketing expense over the life of the contracts.

REVENUE RECOGNITION

Revenues are generated primarily as a result of advertising and sponsorship, direct marketing, hosting of online card functionality, e-commerce activities and business communication services.

The duration of banner advertising and sponsorship commitments typically range from one month to one year. The Company's advertisement obligations typically include guarantees of a minimum number of impressions, or times that an advertisement appears in pages viewed by consumers using the Company's Web site. The Company recognizes revenues on the sale of banner advertisements based on the lower of as the impression is delivered or displayed or ratably over the term of the commitment.

The Company recognizes revenues on the sale of sponsorship advertisements on a straight-line basis over the period in which the sponsor's message is displayed. To the extent minimum guaranteed impressions, if any, are not met, revenue recognition is deferred until the remaining guaranteed impressions are delivered. Revenue from the hosting of online card functionality for customers is recognized on a ratable basis over the life of the contract. Revenue from direct marketing activities is recognized based on the ratio of the number of emails actually sent to the guaranteed number of emails to be sent. Revenue from e-commerce transactions is recognized on the date a digital gift certificate code is emailed to the buyer or designated recipient or on the date of shipment for physical goods. Revenue from business communications services is recognized on the date that the custom-made digital greeting is transmitted to the intended recipient.

Deferred revenue is primarily comprised of payments received pursuant to revenue generating contracts in advance of revenue recognition and billings in excess of recognized revenue relating to advertising contracts.

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

ADVERTISING

Advertising costs are expensed as incurred. Advertising expense was approximately $4,103,000, $9,775,000, and $478,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

In November 1999, the Company sold 2,475,247 shares of Series G preferred stock to the National Broadcasting Company, Inc. ("NBC") for gross proceeds of approximately $7.5 million in cash and for advertising rights with a fair value of $7.5 million. Under this agreement, advertising will be provided to the Company pursuant to the terms of the advertising agreement. The right to utilize this prepaid advertising expires on January 1, 2002. The fair value of these advertising rights was recorded as prepaid advertising has been amortized to expense as advertising is used. However, realization of the carrying amount of prepaid advertising is dependent upon the Company placing sufficient advertising with NBC prior to expiration of the agreement and upon the level of revenues generated by such advertising. Based on management's estimate of future cash flows, $6.8 million was charged to operations during the period to reflect the impairment of this asset (see Note 2).

DEFERRED CONTENT COSTS

The Company records the value of deferred content costs as of the date of the related content licensing agreements and amortizes these costs to expense over the life of the contract using the straight-line method. Realization of deferred content costs is subject to the Company generating adequate revenues and other benefits as a result of the arrangement. The Company continually evaluates the realizability of its deferred content costs for impairment and based on management's estimate of future cash flows, $2.4 million was charged to operations during the period to reflect the impairment of this asset (see Note 2).

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings per share has been computed using the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes any dilutive effects of stock options, warrants, and convertible securities. Potentially dilutive securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

The calculation of basic and diluted net loss per share is as follows (in thousands, except share and per share amounts):

                                                                             YEAR ENDED DECEMBER 31,
                                                                     2000             1999               1998
                                                                ------------------------------------------------

Net loss                                                        $    (66,571)     $    (36,642)     $     (7,821)
                                                                ================================================

Weighted average shares of common stock outstanding               34,851,189         5,726,149         3,466,000
Less: weighted average shares of common stock that may be
  repurchased                                                     (1,917,719)       (1,157,601)           (1,543)
                                                                ------------------------------------------------
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share               32,933,470         4,568,548         3,464,457
                                                                ================================================
Basic and diluted net loss per share                            $      (2.02)     $      (8.02)     $      (2.26)
                                                                ================================================

If the Company had reported net income, the calculation of diluted earnings per share would have included approximately 533,000, 798,000, and 424,000 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 2000, 1999, and 1998, respectively.

EFFECT OF NEW ACCOUNTING STANDARDS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements of all public registrants. The Company's revenue recognition policies have been consistent with the provisions of SAB 101 and accordingly, the adoption of SAB 101, effective January 1, 2000, had no impact on the Company's financial position or operations.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. In June 1999, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", which amended FAS 133 by deferring the effective date to the fiscal year beginning after June 30, 2000. In June 2000, the FASB issued Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment to FAS Statement No. 133", which amended FAS 133 with respect to four specific issues. The Company is required to adopt FAS 133, as amended, for the year ending December 31, 2001. The Company does not expect that the adoption of this statement will have a material effect on the financial position, results of operations or cash flows.

2. WRITE-DOWN FOR IMPAIRMENT OF LONG-LIVED ASSETS

During the fourth quarter of 2000, the market downturn affecting internet company business models significantly increased. In recognition of this downturn and as part of management's review of impairment indicators in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", management determined that an impairment to the carrying value of certain assets existed as a result of this change in circumstances and the related reduction in cash flows from advertising and other revenues. Accordingly, an assessment of the fair value of certain assets was performed based on management's estimate of future cash flows related to these assets. This assessment resulted in the write-down of $19,672,000, with respect to prepaid advertising, deferred content costs, and property and equipment of $6,871,000, $7,673,000 and $5,128,000, respectively.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                                    DECEMBER 31,
                                                               2000               1999
                                                           ---------------------------

Furniture and fixtures                                     $    974           $    743
Leasehold improvements                                        1,924                713
Computer equipment and purchased software                    16,923             12,467
Website infrastructure and application costs                  3,989                702
                                                           ---------------------------
                                                             23,810             14,625
                                                           ---------------------------
Less accumulated depreciation and amortization               (8,317)            (2,825)
Less write-down for impairment (see Note 2)                  (5,128)              --
                                                           ---------------------------
                                                           $ 10,365           $ 11,800
                                                           ===========================

Realization of the carrying amount of property and equipment is dependent upon the Company generating sufficient cash flows from advertising and other revenue in future periods. If estimated future cash flows are not achieved, additional reductions in the recorded amount of property and equipment could be required.

4. DEFERRED CONTENT COSTS

In December 1997, the Company entered into a Series D preferred stock purchase agreement and a content provider and distribution agreement ("Content Agreement") with Gibson Greetings, Inc. In conjunction with this transaction, the Company granted to Gibson a warrant to purchase 946,925 shares of Series E preferred stock. The warrant increased to 1,663,333 shares of Series E preferred stock as a result of certain anti-dilution provisions. This warrant, exercised by Gibson Greetings, Inc. concurrent with the completion of the Company's initial offering in December 1999, was contingent on Gibson Greeting's not being in material violation of the Content Agreement and therefore was accounted for as a variable warrant. The warrant was valued by management using the Black-Scholes valuation model at each quarter end with the fair value recorded as deferred content costs in the accompanying balance sheets. The Company recorded $7,744,000, and $445,000 in deferred content costs for the years ended December 31, 1999 and 1998, respectively. No such cost related to this agreement was recorded for the year ended December 31, 2000. The assumptions used to compute the value of the warrant at each measurement date under Black-Scholes were as follows: expected volatility, 0.7; expected dividend yield, 0%; risk-free interest rate, 4.34% to 5.38%; expected life, amount of time between measurement date and expiration of warrant; and exercise price and stock price, consistent with information at each relevant date. On September 30, 1999, in connection with the execution of the first amendment to the Content Agreement, the warrant became non-forfeitable, fully exercisable and fully vested and was no longer linked to performance under the Content Agreement. The Company performed a final valuation of Black-Scholes at September 30, 1999, resulting in a final value of $9,448,000 which was being amortized over the remaining period of the Content Agreement, which extends through December 2002. On January 3, 2001, the Company removed all online cards from it's website that contained Gibson Greeting content. Accordingly, the unamortized deferred content cost relating to this agreement aggregating $5,292,000 as of December 31, 2000 has been charged to operations during the period to reflect the impairment of this asset (see Note 2).

In November 1999, the Company entered into a two-year content licensing agreement with NBC pursuant to which the Company has the right to create and distribute online cards for a minimum of five NBC television programs for each six-month television season, which amount may be increased, at NBC's option, to a maximum of 30 NBC television programs for each season. The consideration for this content agreement, in addition to the promotion by the Company of digital greetings containing NBC content, is equal to the difference in NBC's per share cost of the Series G preferred stock from the deemed fair market value of the Company's common shares as of the date of the preferred stock purchase by NBC. This equates to a value of approximately $4.8 million which was recorded as deferred content costs with an offset to preferred stockholders' equity. The unamortized amount relating to this agreement aggregating $2,296,000 as of December 31, 2000 has been charged to operations during the period to reflect the impairment of this asset (see Note 2).

In April 2000, the Company entered into a three-year content licensing agreement with a music entertainment entity pursuant to which the Company has the right to create and distribute online cards for a certain number of music artists. The consideration for this content agreement, in addition to the promotion by the Company of the music artists via the online cards, is a warrant to purchase 75,000 share of the Company's common stock. The warrant was valued by management using a Black-Scholes valuation model. The Company recorded $203,000 in deferred content costs for the year ended December 31, 2000. The unamortized balance relating to this agreement totaling $85,000 as of December 31, 2000 has been charged to operations during the period to reflect the impairment of this asset (see Note 2).

Amortization, excluding the impairment write-down for the year ended December 31, 2000 of $7,673,000 (see Note 2), of deferred content costs was approximately $5,272,000, $1,371,000, and $138,000 for the years ended December 31, 2000,
1999, and 1998, respectively.

5. DEBT

In August 1999, the Company entered into an equipment financing agreement with two leasing companies and a financial institution that provides for borrowings of up to $10.0 million, of which $4,470,000 was drawn-down. An additional interest payment of 10% of the total amount drawn-down on the facility is due upon extinguishment of the debt. Advances under the facility terminated on July 31, 2000. In connection with the financing, the Company granted a warrant that enable the holders to purchase 120,000 shares of the Company's common stock at an exercise price of $4.50 per share through November 2005. The warrant was valued by management using a Black-Scholes valuation model and is amortizing this amount to interest expense over the term of the financing agreement. The Company also has a second equipment term loan. At December 31, 2000, the outstanding loan balances on the two equipment term loans were $2,751,000 and $555,000, respectively, which mature in August 2002 and March 2002, respectively. The loans bear interest at 11.6% and prime plus 2% (11.5% at December 31, 2000), respectively. Principal and interest are payable monthly. Both equipment loans are secured by the equipment purchased under the loan agreement and a general lien against the Company's assets.

Future payments relating to outstanding loans are as follows at December 31, 2000 (in thousands):

2001                                                               $   1,994
2002                                                                   1,759
                                                                   ---------
Total principal payments                                               3,753
Less current portion                                                  (1,994)
                                                                   ---------
                                                                   $   1,759
                                                                   =========

6. INCOME TAXES

There has been no provision for United States federal or state or foreign income taxes for any period as the Company has incurred operating losses for all periods and in all jurisdictions.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                           DECEMBER 31,
                                                    2000               1999
                                                ----------------------------
Deferred tax assets:
  Net operating losses                          $ 31,896            $ 17,103
  Stock compensation                                 673               1,186
  Accrued expenses                                 4,223               1,049
  Other                                            1,345                 232
                                                ----------------------------
Total deferred tax assets                         38,137              19,570
Valuation allowance                              (38,137)            (19,570)
                                                ----------------------------
                                                $   --              $   --
                                                ============================

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $18,567,000 and $14,780,000 during the years ended December 31, 2000 and 1999, respectively.

As of December 31, 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $85,294,000, which expire in the years 2010 through 2020. The Company also had net operating loss carryforwards for state income tax purposes of approximately $48,268,000 expiring in years 2003 and 2005. Utilization of the Company's net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. Such an annual limitation could result in the expiration of the net operating losses before utilization.

7. STOCKHOLDERS' EQUITY

COMMON STOCK

In December 1999, the Company completed its initial public offering of 6.0 million shares of its common stock. Net proceeds to the Company totaled approximately $54.2 million. As of the closing date of the offering, all of the convertible preferred stock outstanding was converted into approximately 22.4 million shares of common stock. In January 2000, the Company's investment bank exercised its right to acquire an additional 479,000 shares of its common stock. Net proceeds to the Company from this issuance totaled approximately $4.5 million.

BRIDGE FINANCINGS

Between November 1998 and January 1999, the Company issued subordinated notes for an aggregate amount of $2,100,000 and an interest rate of 8.0% per annum, together with a warrant to purchase 67,139 shares of Series F preferred stock at $6.30 per share. The principal amount of these notes was converted into 300,000 shares of Series F preferred stock in March 1999 and subsequently converted into 600,000 shares of common stock upon completion of the initial public offering.

In February and March 1999, the Company issued short-term notes payable with an aggregate principal amount of $1,000,000 and interest rates ranging from 4.6% to 8.0% per annum. The principal amount of these notes was converted into 142,857 shares of Series F preferred stock in March 1999 and subsequently converted into 285,714 shares of common stock upon completion of the initial public offering.

WARRANTS

The Company had the following outstanding warrants to purchase shares of common stock at December 31, 2000:

                   NUMBER                 EXERCISE PRICE               EXPIRATION OF
                 OF SHARES                   PER SHARE                   WARRANTS
         ------------------------------------------------------------------------------

                   15,006                    $    1.00               March 2003
                   83,820                         2.00               April - August 2007
                   10,000                         2.25               June 2003
                  134,278                         3.15               November 2005
                   75,000                         4.23               April 2005
                  120,000                         4.50               November 2005
                      500                         5.00               April 2003
         ---------------------------
                  438,604
         ===========================

STOCK OPTIONS

The Company's 1996 Stock Option Plan provides for the issuance of 6,456,109 shares of common stock to employees, officers, directors and consultants and is limited to 17.5% of fully diluted common stock equivalents as defined. The Company's 1999 Stock Option Plan provides for the issuance of 3,500,000 shares of common stock to employees, officers, directors and consultants and is limited to 17.5% of fully diluted common stock equivalents as defined. Options granted under either plan may be incentive stock options ("ISOs") or non-statutory stock options ("NSOs") to employees, officers, directors and consultants. The ISOs may be granted at a price per share not less than the fair market value at the date of grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. If at any time the Company grants an option and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value at that date. Options granted are exercisable over a maximum term of ten years from the date of grant and generally vest over a period of four years.

A summary of the Company's stock option activity for all plans is as follows:

                                                                                   Options Outstanding
                                                                     ------------------------------------------------
                                                                                                WEIGHTED-AVERAGE
                                                                                               EXERCISE PRICE PER
                                                                        NUMBER OF SHARES              SHARE
                                                                     ----------------------- ------------------------

Outstanding at December 31, 1997                                                651,929                 0.09
   Options granted                                                              493,500                 0.83
   Options canceled                                                            (112,928)                0.03
                                                                     ----------------------- ------------------------
Outstanding at December 31, 1998                                              1,032,501                 0.05
  Options granted                                                             5,045,518                 2.74
  Options exercised                                                          (2,670,690)                2.07
  Options canceled                                                             (744,135)                1.40
                                                                     ----------------------- ------------------------
Outstanding at December 31, 1999                                              2,663,194                 2.87
   Options granted                                                            3,024,858                 3.21
   Options exercised                                                           (560,732)                3.48
   Options canceled                                                          (2,241,654)                3.41
                                                                     ----------------------- ------------------------
Outstanding at December 31, 2000                                              2,885,666              $  2.68
                                                                     ======================= ========================
Exercisable at December 31, 2000                                              1,300,312              $  1.96
                                                                     ======================= ========================



                                              OPTIONS OUTSTANDING
                            ------------------------------------------------------
                                                                                            OPTIONS EXERCISABLE
                                                                    WEIGHTED-      ------------------------------------
                                             WEIGHTED-AVERAGE   AVERAGE REMAINING                     WEIGHTED-AVERAGE
         EXERCISE                 NUMBER      EXERCISE PRICE    CONTRACTUAL LIFE         NUMBER        EXERCISE PRICE
       PRICE RANGE               OF SHARES       PER SHARE           (YEARS)            OF SHARES        PER SHARE
--------------------------- ---------------- ------------------ ------------------ ---------------- -------------------

      $  0.04  -   0.93            597,639          $0.28              5.58               558,417          $0.24
      $  0.93  -   1.75            313,862          $1.59              8.63               158,744          $1.60
      $      2.09                  940,372          $2.09              9.42               174,011          $2.09
      $ 2.10   -   4.88            662,930          $3.09              8.80               287,183          $2.65
      $ 5.56   -  12.38            370,863          $8.23              9.00               121,957          $8.43
                            ---------------- ------------------                    ---------------- -------------------
                                 2,885,666          $2.68                               1,300,312          $1.96
                            ================ ==================                    ================ ===================

In certain cases, the Stock Option Plan allows for the early exercise of options granted subject to vesting and repurchase provisions. During the year ended December 31, 1999, the chief executive officer, chief financial officer and a director of the Company early exercised options to purchase an aggregate of 2,488,063 shares of restricted common stock at exercise prices ranging from $2.10 to $2.78 per share. During the year ended December 31, 2000, the chief executive officer of the Company early exercised options to purchase an additional 350,000 shares of restricted common stock at an exercise price of $5.31. All of these shares were purchased with promissory notes payable to the Company. In October 2000, 2,755,508 shares of vested and unvested, restricted common stock belonging to the two officers were repurchased and the resulting unpaid portion of the related promissory notes and accrued interest were forgiven. The transactions with these two officers resulted in the cancellation of $7,646,000 in promissory notes and accrued interest of which $2,283,000 was recognized as a non-cash restructuring charge (see Note 10) and $536,000 was recognized as a non-cash operating charge.

EMPLOYEE STOCK PURCHASE PLAN

In September 1999, the Company's Board of Directors adopted, and in November 1999 the stockholders approved, the 1999 Employee Stock Purchase Plan ("ESPP"). The Company has reserved a total of 1,000,000 shares of common stock for issuance under this plan, of which 803,965 remained available for issuance as of December 31, 2000. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable six-month offering period or the fair market value of the Company's common stock at the date of purchase. Employees have purchased 196,035 shares in connection with the ESPP in the year ended December 31, 2000.

DEFERRED STOCK COMPENSATION

The Company recorded deferred stock compensation of $0 and $3,900,000 during the years ended December 31, 2000 and 1999, respectively, representing the difference between the exercise price and the deemed fair value for financial accounting purposes of certain of the Company's stock options granted to employees. In the absence of a public market for the Company's common stock during the period in which the options were granted, the deemed fair value of the Company's common stock was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to $1,119,000, $1,992,000 and $201,000 for the years ended December 31, 2000, 1999 and 1998, respectively. In 2000, deferred stock compensation was reduced by $810,000 to reflect the cancellation of certain stock options as a result of employee terminations.

SHARES RESERVED FOR FUTURE ISSUANCE

At December 31, 2000, the Company has reserved shares of capital stock for future issuance as follows:

Stock options outstanding                                          2,885,666
Stock options available for grant                                  6,348,529
Warrants to purchase common stock                                    438,604
                                                               ----------------
                                                                   9,672,799
                                                               ================

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions: a risk-free interest rate of 5.17% for the year ended December 31, 2000 and 5.5% for the years ended December 31, 1999 and 1998; no dividend yield for the years ended December 31, 2000, 1999 and 1998; a volatility factor of 1.45 for the year ended December 31, 2000 and .7 for the year ended December 31, 1999 (minimum value method used in 1998) with respect to the expected market price of the Company's common stock and a weighted average expected life of the options of 5.9 for the year ended December 31, 2000, 5.5 years for the year ended December 31, 1999 and 4.5 years for the years ended December 31, 1998.

The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under the plan calculated using the Black-Scholes option valuation model, the Company's net loss and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands except per share amounts):

                                                                       YEAR ENDED DECEMBER 31,
                                                               2000             1999             1998
                                                         ------------------------------------------------

Net loss - as reported                                     $  (66,571)      $  (36,642)      $   (7,821)
Pro forma net loss                                         $  (67,662)      $  (38,871)      $   (7,833)
Basic and diluted net loss per share - as reported         $    (2.02)      $    (8.02)      $    (2.26)
Pro forma basic and diluted net loss per share             $    (2.05)      $    (8.51)      $    (2.26)

The weighted-average fair value of options granted, which is the value assigned to the options under SFAS 123, was $3.20, $2.54 and $0.18 for options granted during the years ended December 31, 2000, 1999, and 1998, respectively.

The pro forma impact of options on the net loss is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

8. RETIREMENT PLAN

The Company has a defined contribution plan for all full-time employees which qualifies under Section 401(k) of the Internal Revenue Code. Under the terms of the plan, employees may contribute up to 15%, subject to Internal Revenue Service limitations, of their annual compensation. The plan provides for discretionary employer contributions. As of December 31, 2000, there have been no employer contributions to the plan.

9. COMMITMENTS AND CONTINGENCIES
OPERATING LEASES

The Company leases its office facilities and certain equipment under non-cancelable lease agreements that require the Company to pay operating costs, including property taxes, normal maintenance and insurance. In addition to several equipment operating leases expiring on various dates through February 2005, the Company has entered into three long-term non-cancelable leases on office buildings that expire in March 2002, November 2002 and August 2009. Rent expense amounted to approximately $2,585,000, $1,312,000, and $216,000 for the years ended December 31, 2000 1999 and 1998, respectively.

Future minimum payments under the terms of non-cancelable operating lease agreements at December 31, 2000 are as follows (in thousands):

2001                                                     $          3,039
2002                                                                2,967
2003                                                                2,754
2004                                                                2,721
2005                                                                2,676
Thereafter                                                          9,795
                                                         --------------------
Total minimum lease payments                             $         23,952
                                                         ====================

Also under the terms of one office facility lease agreement, the Company has provided a $76,544 letter of credit supporting the minimum lease payments. The letter of credit is fully collateralized with a compensating cash balance at the issuing bank.

The Company is party to a legal dispute arising from the normal course of business. The Company does not believe that the outcome of this dispute will have a material effect on the Company's financial position, results of operations or cash flows. However, depending on the amount and timing, an unfavorable resolution could have a material affect the Company's financial position, results of operations or cash flows.

10. RESTRUCTURING COSTS

In October 2000, the Company charged $5,184,000 to operations related to a restructuring plan aimed at reducing costs. Such charges included $4,301,000 for the forgiveness of promissory notes and a severance payment related to the resignation of the Company's Chief Executive Officer and $780,000 in separation payments to sixty terminated employees. All restructuring costs were paid during the year ended December 31, 2000.

11. SUBSEQUENT EVENT

On February 5, 2001, the Company entered into a merger agreement with AmericanGreetings.com, Inc., a wholly owned subsidiary of American Greetings Corporation, pursuant to which AmericanGreetings.com commenced a tender offer to purchase all of the outstanding shares of the Company's common stock for $0.85 per share in cash. Consummation of the proposed merger is subject to the tender of at least 90% of the outstanding shares or stockholder approval. No adjustments have been made to the accompanying financial statements for the effects of the transaction, if consummated, on the recorded amounts of assets and liabilities of the Company.